Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

HME WIRELESS, INC., as Buyer

NTN WIRELESS COMMUNICATIONS, INC., as Seller

and

NTN BUZZTIME, INC.,

as the Shareholder

March 29, 2007

i

EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE
EXHIBIT B	FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE WITH CONSENT OF LANDLORD
EXHIBIT C	FORM OF ASSIGNMENT AND ACCEPTANCE OF PURCHASED ASSETS
EXHIBIT D	FORM OF ASSIGNMENT OF PROPRIETARY RIGHTS
EXHIBIT E	FORM OF ASSUMPTION OF CERTAIN LIABILITIES
EXHIBIT F	FORM OF SELLER COVENANT NOT TO COMPETE
EXHIBIT G	FORM OF SHAREHOLDER COVENANT NOT TO COMPETE

SCHEDULE
SCHEDULE 2.4(c)	ALLOCATION OF PURCHASE PRICE

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of March 29, 2007, is by and among HME Wireless, Inc., a Georgia corporation (“Buyer”), NTN Wireless Communications, Inc., a Delaware corporation (“Seller”), and NTN Buzztime, Inc., a Delaware corporation (the “Shareholder”).

RECITALS

A. Seller owns certain assets which it uses in the conduct of the Business (as defined below). The Shareholder owns all of the issued and outstanding shares of stock of the Seller.

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Ancillary Agreements” shall mean the Covenants Not to Compete substantially in the forms attached hereto as Exhibit F and Exhibit G.

“Assets” shall mean all of Seller’s right, title and interest in and to the Business and the following assets relating to the Business:

(a) all accounts and notes receivable of Seller with respect to the Business;

(b) all Contracts and Contract Rights;

(c) all Inventory;

(d) the Lease;

(e) the Leasehold Estate;

(f) all Leasehold Improvements;

(g) all Fixtures and Equipment;

(h) copies of all Books and Records relating to the Business as requested by Buyer;

(i) all Proprietary Rights relating to the Business and all goodwill associated with the Business;

(j) all Permits;

(k) all available supplies, demonstration kits, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers (including, but not limited to, Seller’s telephone number 1-800-919-9903) and purchasing records related to the Business;

(1) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Business or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees (i) are not required by Seller to fulfill its obligations under this Agreement and (ii) are assignable;

(m) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller related to the Business prior to the Closing Date;

(n) all computer hardware and software with respect to the Business; and

(o) any other properties, assets or rights of Seller as of the Closing Date of any kind, tangible and intangible, used by Seller in connection with the Business, but excluding therefrom the Excluded Assets.

“Books and Records” shall mean, in each case to the extent pertaining to the Business, (a) all records and lists of Seller, (b) all records and lists pertaining to customers, suppliers or personnel of Seller, (c) all product, business and marketing plans of Seller, (d) information regarding Seller’s accounts and notes receivable and (e) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller, but excluding Seller’s minute books, stock books and tax returns.

“Business” shall mean Seller’s business of manufacturing, distributing, selling, leasing, licensing and providing on-site wireless communication products and services under the name “NTN Wireless Communications.”

“Closing Date” shall mean the date that is ten (10) business days after the date that all of the conditions set forth in Articles VII and VIII have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Contract” shall mean any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written, and any prepaid amounts or deposits under any Contract, but excluding the Leases.

“Contract Rights” shall mean all of Seller’s rights and obligations under the Contracts listed on Section 4.6 of the Disclosure Schedule.

“Disclosure Schedule” shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Employee Plan” shall mean an “employee plan” as defined under ERISA.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Excluded Assets,” notwithstanding any other provision of this Agreement, shall mean the following assets of Seller on the Closing Date, which are not to be acquired by Buyer hereunder:

(a) all cash and cash equivalents held by Seller;

(b) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Business to the extent related to the Excluded Liabilities;

(c) all rights and interests in Insurance Policies, including, without limitation, prepaid insurance premiums, unearned premium refunds and claim proceeds;

(d) all assets of Seller not related to or otherwise used in connection with the Business; and

(e) Seller’s software licenses for Photoshop, Microsoft Map Point, Microsoft Windows, Microsoft Office, Goldmine, Adobe Acrobat and Norton Anti-Virus.

“Facilities” shall mean the leased premises located at 1400 North Brook Parkway, Suwanee, Georgia.

“Financial Statements” shall mean the financial statements described in Section 4.9.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, machinery, repair parts, supplies, equipment and other tangible personal property owned or leased by Seller and used in connection with the Business and, with respect to leased property, any deposits under the leases pertaining thereto.

“Former Facility” shall mean each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities used in connection with the Business which was owned, leased or operated by Seller at any time prior to the date hereof, but excluding the Facilities.

“Insurance Policies” shall mean the insurance policies related to the Business as described in Section 4.21 hereof.

“Inventory” shall mean all of Seller’s inventory held for resale by Seller, with respect to the Business. A complete list of Seller’s inventory shall be delivered to Buyer upon the Closing.

“Leased Real Property” shall mean all leased real property described in the Lease with respect to the Facilities.

“Leasehold Estate” shall mean all of Seller’s rights and obligations as lessee under the Lease.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property to the extent owned by Seller.

“Lease” shall mean the existing lease with respect to the Facilities listed on Section 4.6 of the Disclosure Schedule.

“material adverse effect” or “material adverse change” shall mean with respect to the Business or the Assets any material adverse effect or change in the condition (financial or other), business, results of operations, assets, liabilities or operations of the Business and/or the Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, result in any such material adverse effect or material adverse change.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the present or anticipated conduct of, or relating to the operation of, the Business.

“Purchased Assets” means all of Seller’s right, title and interest in and to the Assets, except the Excluded Assets.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Tax” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including, without limitation, income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including, without limitation, interest, penalties and additions in connection therewith.

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Action	4.11
Assumed Liabilities	2.2
Auditor	2.7(b)(ii)
Bulk Sales Act	10.4
Claim	10.3(c)
Claim Notice	10.3(c)
Closing	3.1
Closing Payment	2.4(b)(i)
Confidential Information	11.12(b)
Damages	10.3(a)
Environmental Conditions	4.26(k)
Environmental Laws	4.26(b)
Excluded Liabilities	2.3
Final Closing Balance Sheet	2.7(b)(iii)
Hazardous Substance	4.26(a)(ii)
Holdback	2.4(b)(ii)
Most Recent Financial Statements	4.9(a)
Most Recent Fiscal Month End	4.9(a)
Most Recent Fiscal Year End	4.9(a)
Objection Notice	2.7(b)(ii)
Preliminary Closing Balance Sheet	2.7(b)(i)
Proposed Acquisition Transaction	6.1 (a)
Proprietary Rights	4.17(a)
Purchase Price	2.4(a)
Purchase Price Adjustment	2.7(c)
Release	4.26(a)(i)
Trademarks	4.17(c)

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Purchased Assets.

2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, obligations and liabilities of Seller (the “Assumed Liabilities”): all obligations and liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Lease and the Contracts listed on Section 4.6 of the Disclosure Schedule; provided, however, that the Assumed Liabilities shall not include any obligation or liability for any breach of any such Contract or Lease occurring prior to the Closing Date.

2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2. Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, in each case to the extent arising out of occurrences prior to, at or after the date hereof but prior to or on the Closing Date (“Excluded Liabilities”), which Excluded Liabilities include, without limitation:

(a) Any liability or obligation to or in respect of any employees or former employees of Seller, including, without limitation, (i) any employment agreement, whether or not written, between Seller and any person including, without limitation, accrued vested vacation benefits, unpaid bonuses and salaries, (ii) any liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller’s withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted prior to the Closing Date or is based on acts or omissions which occurred prior to the Closing Date;

(b) Any liability or obligation of Seller in respect of any Tax incurred on or prior to the Closing Date;

(c) Any liability or obligation of Seller arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller prior to the Closing Date;

(d) Any liability or obligation of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Purchased Assets and which shall have been asserted prior to the Closing Date or to the extent the basis of which shall have arisen prior to the Closing Date;

(e) Any liability or obligation of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including, without limitation, any liability or obligation of Seller pursuant to Article X hereof);

(f) Any liability or obligation of Seller arising from lease commitments for furniture, fixtures and equipment that relates to any period ending on or prior to the Closing Date;

(g) Any liability or obligation of Seller related to any Former Facility that relates to any period ending on or prior to the Closing Date; and

(h) Any liability related to violations of law or regulations applicable to the Business, including, but not limited to, regulations of the Federal Communications Commission to the extent the basis of which shall have arisen prior to the Closing Date.

2.4 Purchase Price.

(a) Purchase Price. Upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, the amount of $2,400,000 (the “Purchase Price”) subject to the adjustment as provided in Section 2.7 below.

(b) Payment of Purchase Price.

(i) Closing Payment. Buyer agrees to pay Seller at Closing the amount of $2,300,000 (the “Closing Payment”) which shall be payable by same day wire transfer on the Closing Date.

(ii) Holdback. Buyer shall holdback $100,000 (the “Holdback”) to be held for delivery to Seller as and to the extent determined under the terms of Section 2.7 hereof.

(c) Allocations. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Code and regulations thereunder. Schedule 2.4(c) sets forth the amount of the Purchase Price allocable to the various Purchased Assets. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with Schedule 2.4(c).

2.5 Closing Costs; Transfer Taxes and Fees. Seller shall be solely responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfer of the Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto.

2.6 Prorations. Any prepaid expenses, including without limitation rent and the charges for any water, sewage, disposal, electricity, telephone and other utilities and services, to the extent such prepayment shall benefit Buyer after the Closing Date, shall be prorated as appropriate between Buyer and Seller as of the Closing Date. Such prorations shall, insofar as feasible, be determined and paid at the Closing, with best efforts made to achieve final settlement of such prorations within sixty (60) days after the Closing. Subject to such obligation of Buyer, following the Closing, all other deposits under any Contracts to be assumed by Buyer hereunder shall become the sole and exclusive property of Buyer. Seller shall be responsible for payment of all unpaid rent (including percentage rents), common area maintenance expenses and real property taxes (to the extent required to be paid under the Lease) through the Closing Date. Seller shall be responsible for payments to employees through the Closing Date.

2.7 Purchase Price Adjustment.

(a) On or as soon as practicable after the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet (the “Preliminary Closing Balance Sheet”) as of the Closing Date on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Financial Statements taking into account the Purchased Assets and none of the Excluded Assets.

(i) The Preliminary Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, Buyer unless the Buyer shall have notified Seller in writing of any objections with respect to the balances for accounts receivable, inventory, fixed assets and/or prepaid items set forth therein within five (5) days after receipt thereof. During the five (5)-day period after Buyer’s receipt of the Preliminary Closing Balance Sheet and, as applicable, thereafter, Seller shall make the work papers and back-up materials used in preparing the Preliminary Closing Balance Sheet insofar as they pertain to accounts receivable, inventory, fixed assets and prepaid items, as well as the personnel of Seller with knowledge regarding any underlying matters, available to Buyer at reasonable times and upon reasonable notice. Any written notice of the Buyer shall (1) specify in reasonable detail each item on the Preliminary Closing Balance Sheet that the Buyer disputes and (2) include a summary of the Buyer’s reasons for such dispute.

(ii) Disputes between Buyer and Seller relating to the Preliminary Closing Balance Sheet that cannot be resolved by them within ten (10) days after receipt by Seller of the notice referred to in Section 2.7(a)(i) above may be referred no later than twenty (20) days after such receipt for decision (at the request of either Buyer or Seller) to an independent nationally recognized accounting firm mutually agreeable to Buyer and Seller to decide the matter (the “Auditor”). Prior to referring the matter to the Auditor, Buyer and Seller shall agree on the procedures to be followed by the Auditor (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles and policies to be applied to the Preliminary Closing Balance Sheet, which shall be those required by this Agreement. If Buyer and Seller are unable to agree upon procedures before the end of fifteen (15) days after referral of the dispute to the Auditor, then the Auditor shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may, but need not, be those proposed by either of Buyer or Seller. Buyer and Seller shall then submit evidence in accordance with the procedures established, and the Auditor shall decide the dispute in accordance therewith. The Auditor’s decision on any matter referred to it shall be final and binding on Seller and Buyer. The fee of the Auditor shall be borne by Seller, on the one hand, and Buyer, on the other hand, in equal portions, unless the Auditor decides, based on its determination with respect to the reasonableness of the respective positions of Buyer and Seller, that the fee shall be bome in unequal proportions.

Asset Purchase Agreement - HME Wireless Inc.DOC	8

(iii) The Preliminary Closing Balance Sheet shall become final and binding upon Buyer and Seller upon the earlier of: (1) the failure by the Buyer to object thereto within the period permitted under Section 2.7(a)(i) above; (2) the agreement between Buyer and Seller with respect thereto; or (3) the decision by the Auditor with respect to any disputes under Section 2.7(a)(ii) above. As adjusted, if applicable, pursuant to such agreement or such decision, the Preliminary Closing Balance Sheet, when final and binding, is referred to herein as the “Final Closing Balance Sheet.”

(b) The Purchase Price will be adjusted downward on a dollar-for-dollar basis (i) for every dollar by which the accounts receivable as reflected on the Final Closing Balance Sheet are less than $450,000 and (ii) for every dollar by which the amount of inventory as reflected on the Final Closing Balance Sheet (including advanced payments on such inventory) is less than $350,000, in each case as determined in accordance with Section 2.7a).

(c) No later than the 5th day after the Final Closing Balance Sheet becomes final, as described in Section 2.7(a)(iii), Buyer shall pay to Seller the Holdback less the amount, if any, by which the Purchase Price is adjusted downward in accordance with Section 2.7(b) (the “Purchase Price Adjustment”).

(d) In the event that the Purchase Price Adjustment exceeds the Holdback, the amount by which the Purchase Price Adjustment exceeds the Holdback will be paid by Seller to Buyer not later than the 5th day after Final Closing Balance Sheet becomes final, as described in Section 2.7(a)(iii).

ARTICLE III.

CLOSING

3.1 Closing. The Closing of the transactions contemplated herein (the “Closing”) shall be held immediately following the close of business on the Closing Date at the offices of Seller, unless the parties hereto otherwise agree.

3.2 Conveyances at Closing.

(a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Buyer:

(i) one or more bills of sale, in the form attached hereto as Exhibit A, conveying in the aggregate all of Seller’s owned personal property included in the Purchased Assets;

(ii) subject to Section 9.2 hereof, an Assignment and Assumption of Lease with Consent of Landlord substantially in the form attached hereto as Exhibit B, with respect to the Lease;

(iii) an Assignment and Acceptance of Purchased Assets, substantially in the form of Exhibit C attached hereto, with respect to the Contract Rights;

(iv) an Assignment of Proprietary Rights substantially in the form attached hereto as Exhibit D, in recordable form to the extent necessary to assign such rights;

(v) the Ancillary Agreements; and

(vi) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

(b) Instruments and Payment. Upon the terms and subject to the conditions contained herein, Buyer will, at the Closing, execute and deliver to Seller:

(i) an instrument of assumption substantially in the form attached hereto as Exhibit E, evidencing Buyer’s assumption, pursuant to Section 2.2 hereof, of the Assumed Liabilities;

(ii) such other instruments as shall be reasonably requested by Seller; and

(iii) payment of the Closing Payment.

(c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an exhibit hereto, such document shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.

(d) Certificates. Buyer and Seller shall deliver the certificates and other matters described in Articles VII and VIII hereof.

(e) Consents. Subject to Section 9.2 hereof, Seller shall deliver all Permits that are transferable and any third party consents required in connection with the transfer of Assets contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDER

Seller and the Shareholder hereby represent and warrant to Buyer as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

4.1 Organization of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the

Purchased Assets or the Business. Copies of the organizational documents of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof. Section 4.1 of the Disclosure Schedule contains a true, correct and complete list of all jurisdictions in which Seller is qualified to do business as a foreign corporation. The Shareholder is the record and beneficial owner of all of the outstanding capital stock of Seller.

4.2 Subsidiaries. Seller does not have any subsidiaries which are used by Seller in the conduct of the Business or which own any of the Assets. Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

4.3 Authorization. Seller has all requisite power and authority, and has taken all corporate action necessary, to own, lease and operate the Purchased Assets, to conduct the Business as it is presently being conducted, to execute and deliver this Agreement (including the exhibits hereto), to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly approved by the board of directors of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. The Shareholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement (including the exhibits hereto, including, without limitation, the Ancillary Agreements to which such Shareholder is a party), to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and the Shareholder and is a legal, valid and binding obligation of Seller and the Shareholder enforceable against each of them in accordance with its terms.

4.4 Assets. Seller has and will transfer good and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good title to all of the Purchased Assets, free and clear of any Encumbrances.

4.5 Facilities. Section 4.5 of the Disclosure Schedule describes or attaches a copy of the Lease. The Lease is valid, binding and enforceable against Seller in accordance with its terms and is in full force and effect; no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder on the part of Seller; and Seller has no knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder by any other party.

(a) Actions. Except as set forth on Section 4.5 of the Disclosure Schedule, there are no pending or, to the knowledge of Seller, threatened condemnation proceedings with respect to the Facilities, or litigation or administrative actions relating to the Facilities.

(b) Leases or Other Agreements. Except for the Lease with respect to the Facilities, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy the Facilities, or any real property in connection with the Business or any portion thereof or interest in the Facilities or real property.

(c) Leased Real Property. With respect to the Lease for the Facilities, Seller has and will transfer to Buyer at the Closing by written assignments obtained by Buyer (with Seller’s cooperation) an unencumbered interest as the tenant in the Leasehold Estate. Seller enjoys peaceful and undisturbed possession of such Leased Real Property, subject to the rights set forth in the Lease of the fee owner, and Seller has in all material respects performed all of the obligations required by the Lease to be performed by it through the date hereof.

(d) Certificate of Occupancy. To Seller’s knowledge, the Facilities have received all required approvals of governmental authorities (including, without limitation, Permits and certificates of occupancy or other similar certificates permitting lawful occupancy of the Facilities) required in connection with the operation of the Business at the Facilities.

(e) Utilities. The Facilities are supplied with utilities at the lessee’s expense (including, without limitation, water, sewage, disposal, electricity and telephone) and other services necessary for the operation of the Facilities as currently operated.

(f) Improvements, Fixtures and Equipment. The improvements constructed on the Facilities, including, without limitation, all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller at the Facilities are (i) insured to the extent and in a manner customary in the industry, (ii) structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance or repair except for ordinary routine maintenance and repair, the cost of which would not be material to the Business and (v) to Seller’s knowledge, in conformity, in all material respects, with all applicable laws, ordinances, orders, regulations and other requirements relating thereto currently in effect. None of the improvements is subject to any commitment or other arrangement for its sale or use by any affiliate of Seller or third parties.

(g) No Special Assessment. Seller has not received notice of any special assessment relating to the Facilities or any portion thereof, and to Seller’s knowledge there is no pending or threatened special assessment.

4.6 Contracts and Leases.

(a) Contracts. Section 4.6 of the Disclosure Schedule sets forth a complete and accurate list of all Contracts and leases of the following categories:

(i) Contracts with Seller’s customers and suppliers, including, but not limited to, purchase orders from customers and issued to suppliers, listed in Section 4.25 of the Disclosure Schedule;

(ii) Employment contracts and severance agreements, including, without limitation, Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of Seller or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of Seller any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(iii) Labor or union contracts;

(iv) Distribution, franchise, merchandise, license, sales, commission, consulting agency, advertising contracts or trade show contracts related to the Assets or the Business which are not cancelable on thirty (30) calendar days notice;

(v) Options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

(vi) Contracts involving expenditures or liabilities, actual or potential, in excess of $25,000 or otherwise material to the Business or the Assets;

(vii) Contracts or commitments relating to commission arrangements with others;

(viii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money in connection with the Business, individually in excess of $25,000 or in the aggregate in excess of $50,000, whether Seller shall be the borrower or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the ordinary course of Seller’s Business to purchasers of its products);

(ix) Contracts containing covenants limiting the freedom of Seller or any officer or director of Seller to engage in any line of business or compete with any person;

(x) Any Contract with the United States, state or local government or any agency or department thereof involving expenditures or liabilities in excess of $25,000;

(xi) Leases of real property other than the Lease; and

(xii) Leases of personal property not cancelable (without liability) within thirty (30) calendar days.

Seller has delivered to Buyer true, correct and complete copies of all of the Contracts and leases listed on Section 4.6 of the Disclosure Schedule, including all amendments and supplements thereto, except Contracts and leases not included as Purchased Assets.

(b) Absence of Breaches or Defaults. All of the Contracts are valid and in full force and effect. Seller has duly performed all of its obligations under the Contracts to the extent those obligations to perform have accrued, and no material violation of, or material default or breach under any Contracts by Seller or, to the knowledge of Seller, any other party, has occurred and neither Seller nor, to the knowledge of Seller, any other party has repudiated any provisions thereof.

(c) Product Warranty. Seller has committed no act, and there has been no omission, which may result in, and to the knowledge of Seller, there has been no occurrence which may give rise to, product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date.

(d) Consents and Enforceability. Section 4.6 of the Disclosure Schedule sets forth all consents required for the assignment by Seller to Buyer of the rights, benefits and claims and Buyer’s assumptions of obligations under the Contracts. Except as set forth on Section 4.6 of the Disclosure Schedule, (a) none of the rights of Seller in the Contracts transferred to Buyer will be materially impaired by reason of the consummation of the transactions contemplated by this Agreement and (b) all of the rights of Seller in those Contracts assumed by Buyer will be enforceable by Buyer after the Closing to the same extent as if such transactions had not been consummated.

4.7 Permits. Seller has all Permits required to conduct the Business as now being conducted, except such Permits the failure of which to obtain would not have a material adverse effect on the Purchased Assets or the Business. All Permits of Seller are valid and in full force and effect and are listed on Section 4.7 of the Disclosure Schedule. Except as disclosed on Section 4.7 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller or the Shareholder in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

4.8 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the organizational documents of Seller, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Purchased Assets under, any of the terms, conditions or provisions of any Contract, Lease, Permit or other instrument or obligation (i) to which Seller is a party or (ii) by which the Purchased Assets are bound, (c) to Seller’s knowledge, violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree, Permit or award, (d) impose any Encumbrance, restriction or charge on the Purchased Assets or the Business except in the case of each of clauses (a), (b), (c) and (d) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate would not have a material adverse effect on the Purchased Assets, the Business or on the ability of Seller or the Shareholder to consummate the transactions contemplated hereby.

4.9 Financial Statements and Subsequent Events

(a) Financial Statements. Seller has delivered to Buyer the following financial statements (collectively, the “Financial Statements”): (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005, and December 31, 2006, (the “Most Recent Fiscal Year End”) for the Shareholder; (ii) unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006 for Seller and (iii) unaudited balance sheet and statement of income (the “Most Recent Financial Statements”) as of and for the month ended February 28, 2007 (the “Most Recent Fiscal Month End”) for Seller. The Financial Statements (including, in the case of the Financial Statements described in clause (i) above, the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby except as set forth in Section 4.9 of the Disclosure Schedule, to the extent applicable to Seller, present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, are correct and complete in all material respects, and, to the extent applicable to Seller, are consistent with the books and records of Seller (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the Financial Statements described in clauses (ii) and (iii) above lack footnotes and other presentation items.

(b) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change with respect to the Business or the Assets. Without limiting the generality of the foregoing, since that date:

(i) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the ordinary course of Business;

(ii) the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the ordinary course of its Business;

(iii) no party (including the Seller) has accelerated, terminated, modified, or cancelled any Contract (or series of related Contracts) involving more than $25,000 to which Seller is a party or by which it is bound;

(iv) the Seller has not imposed or permitted to exist any Encumbrances upon any of its assets, tangible or intangible;

(v) the Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the ordinary course of its Business;

(vi) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the ordinary course of its Business;

(vii) the Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

(viii) the Seller has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of its Business;

(ix) the Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the ordinary course of its Business;

(x) the Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

(xi) the Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xiii) the Seller has not made any loan to, or entered into any other transaction with, any of the directors, officers, and employees of the Seller or the Shareholder outside the ordinary course of its Business;

(xiv) the Seller has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) the Seller has not granted any increase in the base compensation of any of the directors, officers, and employees of Seller outside the ordinary course of its Business;

(xvi) the Seller has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the directors, officers, and employees of the Seller;

(xvii) the Seller has not made any other change in employment terms for any of the directors, officers, and employees of the Seller outside the ordinary course of its Business;

(xviii) the Seller has not made or pledged to make any charitable or other capital contribution in excess of $10,000 outside the ordinary course of its Business; and

(xix) the Seller has not committed to any of the foregoing.

4.10 Books and Records. Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller. The minute books of Seller previously delivered to Buyer accurately and adequately reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of Seller. The copies of the stock book records of Seller previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in Seller’s stock through and including the date hereof.

4.11 Litigation. Except as set forth on Section 4.11 of the Disclosure Schedule, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, “Actions”) pending or, to Seller’s knowledge, threatened or anticipated (a) against, related to or affecting (i) Seller, the Business or the Assets, (ii) any officers or directors of Seller as such or (iii)any shareholder of Seller in such shareholder’s capacity as a shareholder of Seller, (b) against Seller or the Shareholder seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that involve the risk of criminal liability to Seller, its directors or officers acting as such or (d) in which Seller is a plaintiff, including any derivative suits brought by or on behalf of Seller. Seller is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Business or the Assets. There is not a reasonable likelihood of an adverse determination of any pending Actions that would have a material adverse effect on the Business or the Assets.

4.12 Labor Matters. Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association, and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the past five years, Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. There is no labor strike or labor disturbance pending or, to Seller’s knowledge, threatened against Seller nor is any grievance currently being asserted, and in the past five years Seller has not experienced a work stoppage or other labor difficulty. To Seller’s knowledge, Seller is in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other domestic or foreign governmental agency arising out of the conduct of the Business, and to Seller’s knowledge, there are no facts or information which would give rise thereto.

4.13 Liabilities. Other than the Excluded Liabilities, to Seller’s knowledge, Seller has no material liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured related to or otherwise connected to the Business), including, without limitation, Tax liabilities due or to become due, except liabilities shown on the balance sheet of Seller for the Most Recent Fiscal Year End or those arising after the date of the Most Recent Fiscal Year End under Contracts, Leases, Permits, business arrangements and commitments in the ordinary course of the Business or as described in the Disclosure Schedule (and under those Contracts which are not required to be disclosed on the Disclosure Schedule).

4.14 Compliance with Law. Seller and the conduct of the Business have not violated and are in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including, without limitation, Environmental Laws, relating to the Assets or the Business or operations of Seller, except where the violation or failure to comply, individually or in the aggregate, would not have a material adverse effect on the Assets or the Business. Seller and the conduct of the Business are in conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, OSHA and Environmental Laws and all other foreign, federal, state, and local governmental and regulatory requirements, except where any nonconformity would not have a material adverse effect on the Assets or the Business. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and Seller has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing which failure or violation would, in any one case or in the aggregate, have a material adverse effect on the Assets or the Business.

4.15 No Brokers. Except as set forth on Section 4.15 of the Disclosure Schedule, neither Seller nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.16 No Other Agreements To Sell the Assets. Neither Seller nor any of its officers, directors, shareholders or affiliates has any commitment or legal obligation, absolute or contingent, to any other person or firm (other than Buyer) to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), to sell or effect a sale of a majority of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

4.17 Proprietary Rights.

(a) Proprietary Rights. Section 4.17 of the Disclosure Schedule lists all of Seller’s federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations, and all of Seller’s patents and copyrights, and all pending applications therefor, in which Seller has any interest whatsoever, that are used by or on behalf of Seller in connection with the Business (collectively, “Proprietary Rights”). The Proprietary Rights listed on the Disclosure Schedule comprise all of the material proprietary rights used by Seller in connection with the Business.

(b) Royalties and Licenses. No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by Seller. Seller has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights.

(c) Ownership and Protection of Proprietary Rights. Seller owns and has the sole right to use each of the Proprietary Rights. Except as set forth on Section 4.17 of the Disclosure Schedule and except for applications pending, all of the trademarks listed on Section 4.17 of the Disclosure Schedule (collectively, the “Trademarks”) have been duly issued and, except as set forth on Section 4.17 of the Disclosure Schedule, all of the other Proprietary Rights exist, are registered and are subsisting. None of the Proprietary Rights is involved in any pending or, to Seller’s knowledge, threatened litigation. Seller has not received any notice of invalidity or infringement of any rights of others with respect to such Trademarks. Seller has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other firm, corporation, association or person. To Seller’s knowledge, no other firm, corporation, association or person (i) has the right to use any such Trademarks on the goods on which they are now being used in the market for communications devices, namely pagers and transmitters (“Seller’s Market Area”) either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such firm, corporation, association or person, to cause confusion with the Trademarks or to cause a mistake or to deceive, (ii) has notified Seller or the Shareholder that it is claiming any ownership of or right to use such Proprietary Rights or (iii) is infringing upon any such Proprietary Rights in any way. To Seller’s knowledge, Seller’s use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by Seller or the Shareholder that are presently outstanding alleging that Seller’s use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. To Seller’s knowledge, all of the Proprietary Rights are valid and enforceable rights of Seller in Seller’s Market Area and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.18 Employee Plans. Buyer shall not incur or assume any liability with respect to any Employee Plan involving any employee or former employee of Seller as a result of the transactions contemplated by this Agreement.

4.19 Transactions with Certain Persons. No officer, director or employee of Seller nor any member of any such person’s immediate family is presently, or within the past three years has been, a party to any transaction with Seller relating to the Business, including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner.

4.20 Tax Matters.

(a) Filing of Tax Returns. Seller (and each affiliated group of which Seller is now or has been a member) has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information), and has participated in filing all required combined reports, in respect of Taxes required to be filed through the date hereof and will timely file any such returns (or cause to be filed such combined reports) required to be filed prior to or on the Closing Date. All such returns, combined reports and other information are (or, in the case of returns, combined reports and information not yet filed, will be when filed) complete and accurate in all material respects. Except as set forth on Section 4.20 of the Disclosure Schedule, neither Seller, nor any group of which Seller now or was a member, has requested any extension of time within which to file returns (including, without limitation, information returns) or combined reports in respect of any Taxes, which returns or reports have not been filed. Seller has delivered to Buyer complete and accurate copies of Seller’s federal, state and local tax returns and reports required to be filed for the past three taxable years.

(b) Payment of Taxes. All Taxes, in respect of periods beginning before and ending on the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth on Section 4.20 of the Disclosure Schedule or the Financial Statements, and Seller does not, to Seller’s knowledge, have any liability for Taxes in excess of the amounts so paid or reserves so established.

(c) Audits, Investigations or Claims. Except as set forth on Section 4.20 of the Disclosure Schedule, the consolidated federal income tax returns of Seller have not been examined by the Internal Revenue Service for all periods to and including those set forth on the Disclosure Schedule, and except to the extent shown therein, no material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against Seller. Except as set forth on Section 4.20 of the Disclosure Schedule, there are no pending or, to Seller’s knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of Seller, or its attorneys or accountants, are likely to result in an additional material liability for Taxes. Except as set forth on Section 4.20 of the Disclosure Schedule, Seller has not been notified that any taxing authority intends to audit a return for any period. Except as set forth on Section 4.20 of the Disclosure Schedule, no extension of a statute of limitations relating to Taxes is in effect with respect to Seller.

(d) Certain Payments. The Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible under Code Section 280G. The Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(l)(A)(ii). The Seller has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(e) Lien. There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the Assets.

(f) Foreign Person. Seller is not a person other than a United States person within the meaning of the Code.

(g) Jurisdiction. Section 4.20 of the Disclosure Schedule sets forth each jurisdiction, including state, local and foreign, in which or with respect to which Seller is, or has been, subject to imposition of a Tax or required to file a return or report with respect to Taxes during the past three (3) years.

(h) Tax Sharing Agreements. Seller is not a party to nor otherwise has any obligation under, any Tax sharing allocation or indemnity agreement or similar contract or arrangement.

4.21 Insurance. Seller has maintained policies of fire, liability, title, worker’s compensation and product liability on the Business, the Assets or its employees. Such insurance provides, and during the fiscal year ended December 31, 2006 provided, coverage to the extent and in the manner (a) customary for the industry in which Seller is engaged and (b) as may be required by law. Seller is not in default under any of such policies or binders, and Seller has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts unique to Seller, the Assets or the Business and not generally applicable to Seller’s industry upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised Seller that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder. There are no outstanding unresolved claims under any such policies or binders. To Seller’s knowledge, all policies and binders provide reasonably sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

4.22 Inventory. Section 4.22 of the Disclosure Schedule contains a complete and accurate list of the Inventory as of the date of this Agreement and all of the addresses at which the Inventory is located. All such Inventory is owned by Seller. The values at which inventories are shown on the Financial Statements have been determined in accordance with the normal valuation policy of Seller, consistently applied and in accordance GAAP. The inventories (and items of Inventory acquired or manufactured subsequent to the date of the Financial Statements) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of all inventories are reasonable in the present circumstances of Seller’s Business.

4.23 Purchase Commitments. As of the date of this Agreement, there are no claims against Seller to return merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase or outstanding lease commitment of Seller presently is in excess of the normal, ordinary and usual requirements of the Business or contains terms and conditions more onerous than those usual and customary in the Business. There is no outstanding bid, proposal, Contract or unfilled order which relates to the Assets which will or would, if accepted, have a material adverse effect, individually or in the aggregate, on the Business or the Assets.

4.24 Payments. Seller has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of Seller, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including, without limitation, the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction; and Seller has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

4.25 Suppliers and Customers. Section 4.25 of the Disclosure Schedule sets forth a complete and accurate list of the names and addresses of Seller’s key suppliers and the names of key contacts of each such supplier. Section 4.25 of the Disclosure Schedule sets forth a complete and accurate list of the names and addresses of Seller’s key customers and the names of key contacts of each such customer.

4.26 Product Warranty. Each product manufactured, sold, leased, or delivered by Seller has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and to Seller’s knowledge, Seller has no liability (and, to Seller’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the balance sheet of Seller included in the Most Recent Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. No product manufactured, distributed, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.26 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each product manufactured, sold, leased or delivered by Seller (containing applicable guaranty, warranty, and indemnity provisions).

4.27 Product Liability. To Seller’s knowledge, Seller has no liability (and, to Seller’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.

4.28 Compliance With Environmental Laws.

(a) Definitions. The following terms, when used in this Section 4.28, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

(i) “Release” shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any applicable Environmental Law.

(ii) “Hazardous Substance” shall mean any quantity of asbestos, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any applicable Environmental Law), whether solid, liquid or gas.

(b) Compliance With Applicable Environmental Laws. The Facilities have been maintained by Seller in compliance with all applicable federal, state and local laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions and licenses with respect to the Facilities in effect on the Closing Date, which (i) regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, handling or disposal of hazardous, toxic or otherwise dangerous substances, wastes or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees or (ii) impose liability with respect to any of the foregoing, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.). Resource Conservation & Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.). Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), or any other similar federal, state or local law of similar effect, each as amended (collectively, “Environmental Laws”).

(c) Facilities. The Facilities are, and at all times have been when leased or operated by Seller, leased and operated in compliance with all applicable Environmental Laws and in a manner that will not give rise to any liability under any applicable Environmental Laws.

(d) Permits. Seller has, and at all times has had, all Permits required under any applicable Environmental Law, and the Facilities are, and at all times have been, in compliance with all such Permits, except where the failure to have or be in compliance with such Permits would not have a material adverse effect on the Business or Assets.

(e) Permits Required. The consummation of any of the transactions contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any applicable Environmental Law.

(f) Notice of Violation. Seller has not received any notice at any time that Seller is or was claimed to be in violation of or in non-compliance with the conditions of any Permit required under any applicable Environmental Law or the provisions of any applicable Environmental Law.

(g) Pending Actions. There is not now pending or, to Seller’s knowledge, threatened, nor, to Seller’s knowledge, any basis for, nor has there ever been, any Action against Seller under any applicable Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance.

(h) Judgments. There are no consent decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any applicable Environmental Law which regulate, obligate, bind or in any way affect Seller or the Facilities.

(i) Hazardous Substances. There is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from the Facilities, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about the Facilities in full compliance with all applicable Environmental Laws and necessary for the operation of the Business.

(j) Handling of Hazardous Substances. Seller has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all applicable Environmental Laws and in a manner that will not result in material liability of Seller under any applicable Environmental Law.

(k) Environmental Conditions. To Seller’s knowledge, there are no present or past Environmental Conditions (as defined below) in any way relating to the Business or the Leased Real Property. “Environmental Conditions” means the introduction into the environment of any Hazardous Substance (whether or not upon the Leased Real Property, or other property of the Business) as a result of which Seller has or may become liable to any person or by reason of which the Leased Real Property or any of the Assets may suffer or be subjected to any lien.

(1) CERCLA or RCRA. No current or past use, generation, treatment, transportation, storage, disposal or handling practice of Seller with respect to any Hazardous Substance has or will result in any material liability under CERCLA or RCRA or any state or local law of similar effect, as in effect on the Closing Date.

(m) Storage Tank or Pipeline. To Seller’s knowledge, there is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at the Facilities where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all applicable Environmental Laws and, to Seller’s knowledge, there has been no Release from or rupture of any such tank or pipeline, including, without limitation, any Release from or in connection with the filling or emptying of such tank.

(n) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at the Facilities or any Former Facility within the past three years, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Seller has knowledge is included on Section 4.28 of the Disclosure Schedule.

(o) Indemnification Agreements. Except as set forth in the Lease with respect to the Facilities and on Section 4.28 of the Disclosure Schedule, Seller is not a party, whether as a direct signatory or as successor, assigned or third party beneficiary, or otherwise bound, to any

Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions.

(p) Releases or Waivers. Except as set forth in any Lease with respect to the Facilities and on Section 4.28 of the Disclosure Schedule, Seller has not released any other person from any claim under any applicable Environmental Law or waived any rights concerning any Environmental Condition.

(q) Notices, Warnings and Records. Seller has given all notices and warnings, made all reports, and has kept and maintained all records required by and in material compliance with all applicable Environmental Laws.

4.29 Notes and Accounts Receivable. Section 4.29 of the Disclosure Schedule contains a true and correct list of Seller’s accounts receivable related to the Business as of March 27, 2007. All notes and accounts receivable of Seller are reflected properly on Seller’s books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the balance sheet of Seller included in the Most Recent Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

4.30 Material Misstatements or Omissions. No representations or warranties by Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including, without limitation, the Disclosure Schedule, contains or will contain as of the Closing Date any untrue statement of a material fact, or omits or will omit as of the Closing Date any material fact necessary to make the material statements or facts contained therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Shareholder as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which Buyer’s business is currently conducted and presently contemplated to be conducted.

5.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement (including the exhibits hereto), to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly approved by the board of directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby.

5.3 Financing. Buyer has all funds necessary to pay the full amount of the Purchase Price at the Closing and to timely consummate the transactions contemplated by this Agreement.

5.4 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the organizational documents of Buyer or (b)to Buyer’s knowledge, violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award applicable to Buyer.

5.5 Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened or anticipated against Buyer seeking to delay, limit or enjoin the transactions contemplated by this Agreement.

5.6 Compliance with Law. Buyer has not violated and is in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, to the extent relating to Buyer’s ability to consummate the transactions contemplated under this Agreement. Buyer has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and Buyer has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing which failure or violation would, in any one case or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated under this Agreement.

5.7 No Brokers. Neither Buyer nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI.

COVENANTS OF SELLER, SHAREHOLDER AND BUYER

From the date hereof through the Closing or the earlier termination of this Agreement, Seller, the Shareholder and Buyer each covenant with the others as follows:

6.1 No Solicitation.

(a) No Solicitation. Each of Seller, the Shareholder and their Representatives shall not, and shall cause each of their respective shareholders or Representatives (including,

without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Purchased Assets or the Business, or of any shares of capital stock of Seller, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Seller shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to Seller for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. Seller hereby represents that it is not now engaged in discussions or negotiations with any party other than Buyer with respect to any of the foregoing. Seller shall notify Buyer promptly (orally and in writing) if any such written offer, or any inquiry or contact with any person with respect thereto, is made and shall provide Buyer with a copy of such offer and shall keep Buyer informed on the status of any negotiations regarding such offer. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

(b) Notification. Seller will promptly notify Buyer (i) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and (ii) of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party.

(c) Exception. Anything in this Section 6.1 to the contrary notwithstanding, Shareholder and its shareholders and Representatives shall not be subject to the restrictions set forth in this Section 6.1 with respect to any proposed sale of any shares of capital stock of Shareholder, or any merger, consolidation, liquidation, dissolution or similar transaction involving Shareholder (a “Proposed Shareholder Liquidation Transaction”). In no event shall a Proposed Shareholder Liquidation Transaction be considered a Proposed Acquisition Transaction for purposes of this Agreement. In no event will a Proposed Shareholder Liquidation Transaction affect the consummation of the transactions contemplated by this Agreement.

6.2 Notification of Certain Matters. Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure has caused any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any material failure of Seller, the Shareholder or any of their respective affiliates, or of any of their respective shareholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

6.3 Access to Information and Facilities. Seller shall, and shall cause its officers, directors, employees and agents to, afford the Representatives of Buyer and its affiliates reasonable access at all reasonable times upon prior notice and appointment to the Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish Buyer and its Representatives all operating and other data and information as Buyer or its affiliates, through their respective Representatives, may reasonably request.

6.4 Conduct of Business. Seller shall, except as contemplated by this Agreement, or as consented to by Buyer in writing which consent will not be unreasonably withheld, operate the Business in the ordinary course of the Business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement:

(a) alter any of its advertising or pricing strategies from past practices or engage in any discounted pricing or other similar promotional strategy, except in the ordinary course of Seller’s Business;

(b) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of Seller’s Business;

(c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of the Business and, without limiting the generality of the foregoing, Seller will maintain and sell inventory consistent with its past practices;

(d) incur any obligations or liability for long-term interest bearing indebtedness or, except in the ordinary course of the Business, incur any other material obligation or liability with respect to the Business;

(i) take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of Seller in effect on the date hereof that are described on the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee;

(ii) make any change in the key management structure of Seller with respect to the Business, including, without limitation, the hiring of additional officers or the termination of existing officers;

(iii) except in the ordinary course of the Business, adopt, enter into or amend any Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee;

(e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(f) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

(g) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any liabilities, in a manner that is materially inconsistent with past practice;

(h) enter into, renew, modify or revise any agreement or transaction with the Shareholder or any of its affiliates;

(i) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller’s past practice inoperable, worn-out or obsolete or destroyed Assets;

(j) fail to comply in any material respect with all laws applicable to it, the Assets and the Business;

(k) intentionally do any other act which would cause any representation or warranty of Seller or the Shareholder in this Agreement to be or become untrue in any material respect; or

(1) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

6.5 Use of Seller’s Name. Effective upon the Closing, Seller grants Buyer a six-month non-exclusive royalty-free license to use the name “NTN Wireless Communications” and Seller’s logo in connection with Buyer’s sale of the Inventory; provided that Buyer uses such name and logo in a manner that is consistent with Seller’s prior use and practice in the ordinary course of operating the Business.

6.6 Transition. Neither Seller nor Shareholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller and Shareholder will refer all customer inquiries relating to the Business to Buyer from and for a period of one year after the Closing. Seller shall provide maintenance of Seller’s website and support and linkage to Buyer’s website pursuant to a Transition Marketing Agreement to be negotiated in good faith by the Buyer and Seller after the Closing.

6.7 Accounts Receivable Collection. Seller and/or Shareholder will provide Buyer reasonable assistance with collections on accounts receivable with respect to the Business for a period of forty-five (45) days after the Closing.

6.8 License of Certain Patent. After the Closing, Buyer agrees to negotiate in good faith with Seller with respect to a non-exclusive, royalty-free license to Seller of that certain U.S. Patent Application No. 11/219,326 for use by Seller in applications or fields of use that do not compete with the Business.

ARTICLE VII.

CONDITIONS TO SELLER’S AND SHAREHOLDER’S OBLIGATIONS

The obligations of Seller and the Shareholder to consummate the transactions provided for hereby are subject, in the discretion of Seller and the Shareholder, to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Seller and the Shareholder:

7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied all material agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

7.2 Consents. All Permits and waivers necessary to the consummation of the transactions contemplated hereby, including all required third party consents (to the extent not waived) shall have been obtained.

7.3 No Proceedings, Litigation or Laws. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which would be expected to (a) materially affect the right or ability of Buyer to own, operate, possess or transfer the Purchased Assets after the Closing or (b) materially damage Seller if the transactions contemplated hereunder are consummated. There shall not be any statute, rule or regulation that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

7.4 Certificates. Buyer shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

7.5 Documents. Buyer shall have executed and delivered each of the documents described in Section 3.2 hereof.

7.6 Payment of Purchase Price. Buyer shall have delivered to Seller the Closing Payment.

ARTICLE VIII.

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Buyer:

8.1 Representations, Warranties and Covenants. All representations and warranties of Seller and the Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller and the Shareholder shall have performed and satisfied all material agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

8.2 Consents. All Permits (including, but not limited to waivers necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer shall have been obtained. In particular, all required third party consents to the assignment of the Lease and Contracts to be assumed by Buyer (including, without limitation, a fully executed Assignment and Assumption of Lease with Consent of Landlord (substantially in the form attached hereto as Exhibit B) with respect to the Lease shall have been obtained.

8.3 No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which would be expected to damage Buyer materially if the transactions contemplated hereby are consummated, including, without limitation, any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Purchased Assets after the Closing. There shall not be any statute, rule or regulation that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

8.4 Certificates. Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

8.5 Material Changes. Since the date of this Agreement, there shall not have been any material adverse change with respect to the Business or the Assets and the Inventory.

8.6 Board of Directors Approval. Buyer shall have received from Seller resolutions adopted by the board of directors of Seller and the Shareholder approving this Agreement and the transactions contemplated hereby, certified by the corporate secretaries of Seller and Shareholder, as applicable.

8.7 Due Diligence Review. Buyer shall be satisfied, in its sole discretion, based upon Buyer’s good faith due diligence review, with the Business and Assets. Seller shall not have materially breached any of the representations and warranties or the pre-closing covenants of Seller or the Shareholder made pursuant to this Agreement. Buyer shall have received from Seller audited consolidated balance sheets, statements of income, changes in stockholders’ equity and cash flow as of and for the year end December 31, 2006, which shall include a separate balance sheet and income statement for the Seller and Buyer shall have approved such financial statements.

8.8 Conveyancing Documents; Release of Encumbrances. Seller shall have executed and delivered each of the documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Purchased Assets, and Seller shall have filed (where necessary) and delivered to Buyer all documents reasonably necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer and Buyer’s counsel.

8.9 Permits. Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business.

8.10 Other Agreements. Seller and the Shareholder shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

8.11 Employees. Buyer shall have entered into employment agreements acceptable to Buyer with Sal Veni and Russell Ford.

8.12 LeeTek Agreement. Seller shall have entered into extensions or renewals of Seller’s exclusive distribution agreement (the “LeeTek Agreement”) with Lee Technology Korea Co., Ltd., and the LeeTek Agreement, as so extended or renewed, including, but not limited to, the assignment provisions thereof, shall be reasonably satisfactory to Buyer.

ARTICLE IX.

RISK OF LOSS; CONSENTS TO ASSIGNMENT

9.1 Risk of Loss. From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller, and after the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Buyer. If any significant portion of the Assets is destroyed or damaged by fire or any other cause prior to the Closing Date, other than use, wear or loss in the ordinary course of the Business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller’s notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and, subject to Section 10.3(a), to such indemnification for any uninsured portion of such loss pursuant to Section 10.3, and the full Purchase Price shall be paid for such Assets, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties, or (c) if more than a significant portion of the Assets is destroyed or damaged, terminating this Agreement in accordance with Section 11.1. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

9.2 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, license, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way materially adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Lease, license, sales order, purchase order, claim or right including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

ARTICLE X.

ACTIONS BY SELLER. SHAREHOLDER AND BUYER AFTER THE CLOSING

10.1 Books and Records; Tax Matters.

(a) Books and Records. Each party agrees that it will cooperate with and make available to the other parties, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out of pocket costs and expenses (including, without limitation, attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.1 (a) shall be subject to the terms of Section 11.12.

(b) Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations have expired, copies of all Tax returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

(c) Payment of Liabilities. Following the Closing Date, Seller shall pay promptly when due, consistent with past practice, all of the debts and liabilities of Seller relating to the Business incurred on or prior to the Closing Date, including any liability for Taxes, other than the Assumed Liabilities; provided, however, this covenant shall not apply to that portion (or all) of any debt that Seller is contesting in good faith.

10.2 Survival of Representations. Etc. All statements contained in the Disclosure Schedule or in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of Seller, the Shareholder and Buyer contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date. All such representations and warranties and all shall terminate upon the expiration of one (1) year after the Closing Date; provided, however, that the representations in Sections 4.1, 4.3 and 4.4 will survive indefinitely, and those in Sections 4.20 and 4.28 shall survive until the expiration of the applicable statute of limitations for the matters described in such Sections. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein. Notwithstanding the foregoing, the obligations set forth under Section 10.3 hereof shall expire only as provided under such Section 10.3.

10.3 Indemnifications.

(a) By Seller and the Shareholder. Seller and the Shareholder, jointly and severally, shall indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses, Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), resulting from: (i) any breach of any representation or warranty or the inaccuracy of any representation made by Seller or the Shareholder in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller or the Shareholder in or pursuant to this Agreement; or (iii) any Excluded Liability. Payments to third parties by Buyer of amounts for which Buyer is indemnified hereunder, and payments to third parties by Seller of amounts for which Seller is indemnified hereunder, shall not be a condition precedent to recovery. Notwithstanding any other provision of this Agreement, under no circumstances shall any party hereto be liable to any other party hereto for consequential damages, including without limitation lost profits, goodwill or investments. Neither Seller nor Shareholder shall have any liability under this Section 10.3 unless, until and only to the extent that: (i) the aggregate amount of Damages incurred by Buyer by reason hereof exceeds $25,000, and then only for Damages up to an aggregate amount of $1,000,000, and (ii) Seller and Shareholder shall have been given notice of and an opportunity to defend such Claims (as defined below) and shall be afforded the right to approve any settlement thereof.

(b) By Buyer. Buyer shall indemnify, save and hold harmless Seller and its respective affiliates and subsidiaries, and its respective Representatives from and against any and all Damages resulting from: (i) any breach of any representation or warranty or the inaccuracy of any representation made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (iii) from and after the Closing, any Assumed Liability. Buyer shall not have any liability under this Section 10.3 unless, until and only to the extent that: (i) the aggregate amount of Damages incurred by Seller and/or Shareholder by reason hereof exceeds $25,000, and then only for Damages up to an aggregate amount of $250,000, and (ii) Buyer shall have been given notice of and an opportunity to defend such Claims and shall be afforded the right to approve any settlement thereof.

(c) Defense of Claims. If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 10.2, give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that such failure adversely affects the ability of the indemnifying party to defend its interests in such claim, suit or proceeding. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party’s cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and (iii) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such Claim within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

(d) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(e) Product and Warranty Liability. The provisions of this Section 10.3 shall cover, without limitation, all obligations and liabilities of whatsoever kind, nature or description relating, directly or indirectly, to product liability, litigation or claims (i) against Buyer in connection with, arising out of, or relating to products sold or shipped from the Facilities by Seller prior to the Closing and (ii) against Seller and the Shareholder in connection with, arising out of, or relating to, products sold or shipped from the Facilities by Buyer from and after the Closing.

(f) Brokers and Finders. Pursuant to the provisions of this Section 10.3. each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker’s and finder’s expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

(g) Exclusive Remedy. Except with respect to claims for Damages based upon fraud, the rights of the parties to indemnification under this Section 10.3 shall be the sole and exclusive remedy with respect to any breach or alleged breach of the representations, warranties and covenants of the parties set forth herein. Except as set forth in the immediately preceding sentence, the aggregate liability of Seller for Damages hereunder is and shall be limited to $1,000,000 and Buyer agrees on behalf of itself, its affiliates and subsidiaries, and its and their respective Representatives, not to seek any Damages in excess of $ 1,000,000.

10.4 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Act” or similar laws of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, other than with respect to the Assumed Liabilities, Seller hereby agrees that the indemnity provisions of Section 10.3 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws.

ARTICLE XI.

MISCELLANEOUS

11.1 Termination.

(a) Termination. This Agreement may be terminated at any time prior to the Closing:

(i) By mutual written consent of Buyer, Seller and the Shareholder;

(ii) By Buyer or Seller and the Shareholder if the Closing shall not have occurred on or before April 30, 2007 or on such other date mutually agreed to by Buyer and

Seller; provided, however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (iv) of this Section 11.1, and this provision shall not be available to Seller and the Shareholder if Buyer has the right to terminate this Agreement under clause (iii) of this Section 11.1;

(iii) By Buyer, at its option, if there is a material breach of any representation or warranty set forth herein or any covenant or agreement to be complied with or performed by Seller or the Shareholder pursuant to the terms of this Agreement or the material failure of a condition set forth in Article VIII hereof to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII hereof to be satisfied on or prior to the Closing Date; provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate notice and opportunity to cure such breach or failure; or

(iv) By Seller and the Shareholder, at their option, if there is a material breach of any representation or warranty set forth herein or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII hereof to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII hereof to be satisfied on or prior to the Closing Date; provided that Seller and the Shareholder may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate notice and opportunity to cure such breach or failure.

(b) In the Event of Termination. In the event of termination of this Agreement as permitted by Section 11.1 (a) hereof:

(i) Each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(ii) The provisions of Section 11.12 hereof shall continue in full force and effect;

(iii) In the event this Agreement is terminated pursuant to Section ll.l(a)(iii), Buyer shall be entitled to all legal and equitable remedies it may have as a result of any Damages it suffers as a result of any material breach by Seller or Shareholder of their respective representations, warranties or covenants hereunder;

(iv) In the event this Agreement is terminated pursuant to Section ll.1(a)(iv). Seller and the Shareholder shall be entitled to all legal and equitable remedies they may have as a result of any Damages they suffer as a result of any material breach by Buyer of its representations, warranties or covenants hereunder; and

(v) No party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in subsections (i), (ii). (iii), (iv) and (v) of this Section ll.l(b). The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

11.2 Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and (c) to cooperate with each other in connection with the foregoing, including using their respective reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Lease to be assumed by Buyer; provided, however, that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (ii) to obtain all necessary Permits as are required to be obtained under any federal, state, local or foreign law or regulations, (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, without limitation, submissions of information requested by governmental authorities and (vi) to fulfill all conditions to this Agreement.

11.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, with Seller’s consent, which consent shall not be unreasonably withheld, assign all such rights and obligations to a wholly owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor-in-interest to Buyer which shall assume all obligations and liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. In the event of any such assignment, Buyer shall not be released from any of its obligations or liabilities pursuant to this Agreement and any document executed in connection herewith and shall remain primarily liable for all such obligations and liabilities.

11.4 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Seller or the Shareholder, addressed to:

NTN Wireless Communications, Inc.

5966 La Place Ct., Suite 100

Carlsbad, California 92008

Attention: Dario Santana

With a copy to:

Heller Ehrman LLP

4350 La Jolla Village Drive

Seventh Floor

San Diego, CA 92122

Attention: Kirt W. Shuldberg, Esq.

If to Buyer, addressed to:

HME Wireless, Inc.

c/o H.M. Electronics, Inc.

14110 Stowe Drive

Poway, California 92064

Attention: Charles Miyahira

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300

San Diego, California 92130

Attention: K. Michael Garrett, Esq.

and to such other places and with such other copies as either party may designate as to itself by written notice to the others.

11.5 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

11.6 Entire Agreement; Amendments and Waivers. This Agreement, the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

11.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

11.10 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.11 Public Statements and Press Releases. The parties hereto covenant and agree that, except as provided for herein below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content, time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement; provided, further that Seller in conjunction with Buyer shall have the exclusive right to disclose the existence of the transactions provided for herein to Seller’s employees immediately prior to any public statement or press release regarding such transactions, in a manner and at a time mutually agreeable to both parties.

11.12 Confidential Information.

(a) No Disclosure. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 11.11 hereof.

(b) Preservation of Confidentiality.

(i) In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, Buyer acknowledges that it will have access to confidential information relating to Seller, including technical, financial or marketing information, ideas, methods, developments, inventions, improvements, business plans, customer and supplier lists, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by Seller or Buyer or their respective Representatives which contain or otherwise reflect or are generated from such information (“Confidential Information”). The term “Confidential Information” does not include information received by Buyer in connection with the transactions contemplated hereby which Buyer can demonstrate through written records (A) is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Representatives, (B) was within Buyer’s possession prior to its being furnished to Buyer by or on behalf of Seller or the Shareholder in connection with the transactions contemplated hereby, provided that the source of such information was not known by Buyer to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or the Shareholder or any other Person with respect to such information or (C) becomes available to Buyer on a non-confidential basis from a source other than Seller or the Shareholder or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or the Shareholder or any other Person with respect to such information. From and after the Closing, “Confidential Information” shall not include any information or data in any form that constitutes a part of or is used in connection with the Purchased Assets.

(ii) Buyer shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives and Affiliates solely in connection with the transactions contemplated hereby. Buyer shall use all reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Buyer shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, in addition to any of its other obligations hereunder, Buyer shall immediately notify Seller in writing and shall take all reasonable steps required to prevent further disclosure thereof.

(iii) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall promptly upon Seller’s request, and shall cause its Representatives to, promptly return to Seller and the Shareholder or destroy all Confidential Information (including all copies, summaries and extracts thereof) furnished to Buyer by Seller or the Shareholder in connection with the transactions contemplated hereby.

(c) Specific Performance. In the event of the actual or threatened breach of any of the terms of this Section 11.12. Seller and the Shareholder shall have the right to seek specific performance and injunctive relief. The rights granted by this clause (c) are in addition to all other remedies and rights available at law or in equity.

11.13 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.14 Consent to Jurisdiction. Each party hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Southern District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of San Diego, California, (b) consents to the jurisdiction of any such court in any such suit, action or proceeding and (c) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

11.15 Arbitration. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties after the Closing arising out of or relating to this Agreement, including, without limitation, the indemnities provided in Article X hereof, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in San Diego, California, administered by the American Arbitration Association (“AAA”), in accordance with AAA’s commercial rules then in effect or such other procedures as the parties may agree to prior to the Closing. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses of such arbitration (including reasonable attorneys’ fees) or any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration. Notwithstanding anything herein to the contrary, in the event that either party fails to close hereunder in accordance with the terms of this Agreement, the non-breaching party shall not be bound by this provision and shall be entitled to pursue all legal and equitable remedies it may have, including but not limited to an action for specific performance and for recovering any and all Damages caused by the breaching party’s failure or delay to close hereunder.

11.16 Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action, which shall be set by the judge and not a jury.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

HME WIRELESS, INC.		NTN WIRELESS COMMUNICATIONS, INC.

By:	/s/ Charles Miyahira	By:	/s/ Kendra Berger
Name:	Charles Miyahira	Name:	Kendra Berger
Title:	CEO/President	Title:	CFO/Treasurer

NTN BUZZTIME, INC.

		By:	/s/ Kendra Berger
		Name:	Kendra Berger
		Title:	Chief Financial Officer

EXHIBIT A

BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, NTN Wireless Communications, Inc., a Delaware corporation (“Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to HME Wireless, Inc., a Georgia corporation (“Buyer”), all right, title and interest in and to the Purchased Assets as such term is defined in the Asset Purchase Agreement, dated as of March 29, 2007 (the “Purchase Agreement”), by and among Buyer, Seller and NTN Buzztime, Inc. Buyer hereby acknowledges that Seller is making no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Purchase Agreement. Seller for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, transferred and delivered by this Bill of Sale.

This Bill of Sale is being executed and delivered by Seller pursuant to the terms of the Purchase Agreement. Executed this      day of                      2007.

NTN WIRELESS COMMUNICATIONS, INC.

By:
Name:
Title:

A-1

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF LEASE

WITH CONSENT OF LANDLORD

THIS AGREEMENT is made and entered into as of                          , 2007, by and among NTN Wireless Communications, Inc., a Delaware corporation (“Assignor”), HME Wireless, Inc., a Georgia corporation (“Assignee”), and Peachtree North Associates, LLC, a Georgia limited liability company (“Landlord”).

WHEREAS, Landlord entered into a Lease with Assignor, dated February 15, 2005 (the “Lease”), a copy of which is attached hereto as Exhibit “A,” which said Lease covers property located in the City of Suwanee, County of                     , State of Georgia; and

WHEREAS, Assignor desires to assign to Assignee all of its right, title and interest in and to the Lease, and the Premises leased hereby, and Assignee is willing to receive from Assignor such assignment and to assume each and all of the obligations of the tenant under the Lease to be performed and Landlord desires to consent to such assignment and the other transactions contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Assignment and Assumption; Effective Date. Assignor hereby assigns and transfers to Assignee all of its right, title and interest in and to the Lease, including all of Assignor’s rights and options of renewal, extension, expansion or purchase effective                      (“Effective Date”). Assignee hereby assumes, effective as of the Effective Date, all obligations of Assignor under the Lease to be performed under the Lease from and after the Effective Date and, from and after the Effective Date, agrees to be bound by and perform all of the covenants, duties and obligations to be performed by the “lessee” or “tenant” under the Lease from and after the Effective Date, including payment of rent.

2. Hold Harmless. Assignor hereby agrees promptly to indemnify and hold harmless Assignee from any cost, expense or liability resulting from any default by Assignor under the Lease prior to the Effective Date. Conversely, Assignee hereby agrees promptly to indemnify and hold harmless Assignor from any cost, expense or liability resulting from any default by Assignee under the Lease on or after the Effective Date.

3. Release of Liability. On the Effective Date of this Agreement, Assignor and all guarantors under the Lease shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the provisions of the Lease. Landlord and its executors, administrators, successors-in-interest, partners, principals, officers, directors, assigns, employees, agents, officers, directors, attorneys, personal representatives and predecessors-in-interest and its partner’s officers and directors shall be fully and unconditionally released and discharged from its obligations to Assignor in connection with the Lease. This Agreement shall fully and finally settle all demands, charges, claims, accounts or causes of action of any kind or nature, including, without limitation, both known and unknown claims and causes of action that arose out of or in connection with the Lease, and it constitutes a mutual release with respect to the Lease.

The foregoing release shall not affect, however, Landlord’s rights and obligations and Assignee’s rights and obligations in connection with the Lease.

4. Miscellaneous.

Attorney’s Fees. If any party commences an action against any of the parties arising out of or in connection with this Agreement, the prevailing party or parties shall be entitled to recover from the losing party or parties’ reasonable attorney’s fees and all costs of suit if and only if the action is filed or prosecuted to judgment.

Notice. Any notice, demand, request, consent, approval or communication that either party desires or is required to give to another party or any other person pursuant to the Lease or this Agreement shall be in writing and either serviced personally or sent by registered or certified mail. Any notice, demand, request, consent, approval or communication that any party desires or is required to give to another party shall be addressed to such other party or parties at the addresses set forth below:

“Landlord”	Peachtree North Associates, LLC
c/o McDonald Development Company
3715 Northside Pkwy., Bldg. 300, Ste. 650
Atlanta, Georgia

“Assignor”	30327 NTN Wireless Communications, Inc.
5966 La Place Ct, Suite 100
Carlsbad, California 92008

“Assignee”	HME Wireless, Inc.
141 10 Stowe Drive
Poway, California 92064

Any party may change its address by notifying the other parties of the change of address. Notice shall be deemed communicated within forty-eight (48) hours from the time of mailing if mailed as provided in this Section 4(b).

c. Successors. This assignment shall bind and inure to the benefit of the parties and their successors and assigns.

d. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

e. Further Acts. Each of the parties hereto agrees, prior to and after the Effective Date (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and (iii) to cooperate with each of the parties in connection with the foregoing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“ASSIGNOR”	“ASSIGNEE”

NTN WIRELESS COMMUNICATIONS, INC.	HME WIRELESS, INC.

By:	By:
Name:	Name:
Title:	Title:

CONSENT TO ASSIGNMENT AND ASSUMPTION OF LEASE

Peachtree North Associates, LLC hereby consents to the foregoing assignment to Assignee of all rights and obligations of Assignor under the Lease, and agrees to look solely to Assignee for proper performance of said Lease.

PEACHTREE NORTH ASSOCIATES, LLC

By:
Name:
Title:

Dated:	, 2007

EXHIBIT C

ASSIGNMENT AND ACCEPTANCE OF PURCHASED ASSETS

This Assignment and Acceptance (the “Assignment”) is made as of the      day of                     , 2007, by and among NTN Wireless Communications, Inc., a Delaware corporation (“Seller”), and HME Wireless, Inc., a Georgia corporation (“Buyer”).

RECITAL

Concurrently herewith, Buyer is acquiring from Seller certain assets and business of Seller pursuant to that certain Asset Purchase Agreement, dated as of                           , 2007 (the “Purchase Agreement”), by and among Buyer, Seller and NTN Buzztime, Inc. The capitalized terms not defined herein shall have the same meanings attributed to them in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. To the extent transferable, Seller hereby assigns and transfers to Buyer all of its right, title and interest in and to the Purchased Assets (as such term is defined in the Purchase Agreement).

2. Miscellaneous. This Assignment shall be binding upon and shall inure to the benefit of the respective heirs, successors and assigns of the parties hereto. Each party agrees to execute any and all other documents reasonably necessary or appropriate in order to effect the assignment to Buyer of the Purchased Assets and any rights thereunder in accordance with the terms of this Assignment. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used herein are inserted for purposes of reference and are not intended to be part of or to affect the meaning or interpretation of this Assignment.

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed on their respective behalf, by their respective officers, thereunto duly authorized, all as of the day and year first above written.

HME WIRELESS, INC.	NTN WIRELESS COMMUNICATIONS, INC.

By:	By:
Name:	Name:
Title:	Title:

NTN BUZZTIME, INC.

By:
Name:
Title:

C-2

EXHIBIT D

ASSIGNMENT OF PROPRIETARY RIGHTS

This Assignment of Proprietary Rights (the “Assignment”) is made as of                          , 2007 by and among NTN Wireless Communications, Inc., a Delaware corporation (“Seller”), and HME Wireless, Inc., a Georgia corporation (“Buyer”).

RECITALS:

A. Buyer, Seller and NTN Buzztime, Inc. have entered into an Asset Purchase Agreement, dated as of                          , 2007 (the “Purchase Agreement”), which by this reference is incorporated herein, pursuant to which Seller shall assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the entire right, title and interest in and to all of the Purchased Assets (as such term is defined in the Purchase Agreement). All capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement.

B. Pursuant to the Purchase Agreement, Seller has agreed to sell, assign, transfer and set over unto Buyer, as of the Closing Date, all of Seller’s right, title and interest in and to any and all proprietary rights relating to the Business, including, without limitation: all of Seller’s federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of Seller’s patents and copyrights and all pending applications therefor, in which Seller has any interest whatsoever, whether or not registered, that are used by or on behalf of Seller in connection with the Business, including, without limitation, those listed on Schedule A attached hereto.

AGREEMENT

1. In consideration of and in reliance on this Assignment, Buyer agrees to pay Seller the Purchase Price in accordance with the terms of the Purchase Agreement.

2. In consideration therefor, Seller does hereby sell, assign, transfer and set over unto Buyer, to the extent transferable, as of the Closing Date of the Purchase Agreement, all of its right, title and interest in and to the Proprietary Rights, together with all of Seller’s rights to use all of the foregoing in connection with the Proprietary Rights.

3. Seller hereby covenants that Seller has full right to convey the entire interest herein assigned and that Seller has not executed and will not execute any agreement in conflict herewith.

4. Seller further agrees that it will communicate to Buyer any facts known to Seller respecting the Proprietary Rights, and testify in any legal proceeding, sign all lawful papers, make all rightful oaths and declarations, and generally do everything reasonably possible to aid Buyer to perfect title to, and obtain and enforce in all countries the properties and rights which comprise the Proprietary Rights.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

HME WIRELESS, INC.	NTN WIRELESS COMMUNICATIONS, INC.

By:	By:
Name:	Name:
Title:	Title:

NTN BUZZTIME, INC.

By:
Name:
Title:

SCHEDULE A TO EXHIBIT D

LIST OF PROPRIETARY RIGHTS

EXHIBIT E

ASSUMPTION OF CERTAIN LIABILITIES

Pursuant to that certain Asset Purchase Agreement, dated as of                          , 2007 (the “Purchase Agreement”), by and among HME Wireless, Inc., a Georgia corporation (“Buyer”), NTN Wireless Communications, Inc., a Delaware corporation (“Seller”), and NTN Buzztime, Inc., for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer hereby does assume the Assumed Liabilities (as such term is defined in the Purchase Agreement) by and subject to the terms and conditions of the Purchase Agreement. Buyer does not assume and shall not in any manner be responsible for any Excluded Liability (as defined in the Purchase Agreement).

Executed this      day of                      2007.

HME WIRELESS, INC.

By:
Name:
Title:

E-1

EXHIBIT F

SELLER COVENANT NOT TO COMPETE

This Covenant Not to Compete (“Agreement”), dated as of                          , 2007, is executed and delivered by NTN Wireless Communications, Inc., a Delaware corporation (“Seller”), to HME Wireless, Inc., a Georgia corporation (“Buyer”), and is made contemporaneously with the purchase by Buyer of certain assets of Seller (the “Purchased Assets”).

RECITALS

1. Seller is engaged in the business of manufacturing, distributing, selling, leasing, licensing and providing on-site wireless paging product types and services currently provided by Seller (the “Business”).

2. Concurrently with the execution and delivery hereof, Buyer is acquiring the Purchased Assets pursuant to an Asset Purchase Agreement, dated as of                          , 2007 (the “Purchase Agreement”), by and among Buyer, Seller and NTN Buzztime, Inc.

3. Seller acknowledges and agrees that it has technical expertise associated with the Business and is well known as a provider of products and services relating to the Business. In addition, Seller has valuable business contacts with clients and potential clients of the Business and with professionals in the industry relating to the Business. Furthermore, Seller’s reputation and goodwill are an integral part of Seller’s business success throughout the areas where it conducts the Business. If Seller deprives Buyer of any of Seller’s goodwill or in any manner uses Seller’s reputation and goodwill in competition with Buyer, Buyer will be deprived of the benefits it has bargained for pursuant to this Agreement and the Purchase Agreement. Since Seller has the ability to compete with Buyer in the operation of the Business, Buyer therefore desires that Seller enter into this Agreement. But for Seller’s entry into this Agreement, Buyer would not have entered into the Purchase Agreement with Seller. Seller, in exchange for the consideration to be paid under the Purchase Agreement, is willing to enter into this Agreement.

AGREEMENT

NOW THEREFORE, as a material inducement to Buyer to acquire the Purchased Assets and to assume certain liabilities of Seller in accordance with the terms and conditions of the Purchase Agreement, and for other good and valuable consideration, the receipt, and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

2. Term and Consideration. The term of this Agreement shall commence on the Closing Date and shall expire on the fifth anniversary of the Closing Date (the “Term”). No additional consideration will be paid to Seller pursuant to this Agreement.

3. Covenant Not To Compete. Unless acting in accordance with Buyer’s prior written consent, Seller shall not, directly or indirectly, own, manage, join, operate, finance or control, or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, or permit its name to be used by or in connection with, any profit or non-profit business or organization that engages in the business of manufacturing, distributing, selling, leasing, licensing and providing on-site wireless paging product types and services currently provided by Seller in any state or country in which Seller has conducted the Business.

4. No Solicitation of Customers or Employees. Seller agrees that:

during the Term, Seller shall not, directly or indirectly, call on or solicit or divert or take away from Buyer (including, without limitation, by divulging to any competitor or potential competitor of Buyer) any person, firm, corporation or other entity who is or which at the Closing Date was a customer of Seller with respect to the Business or whose identity is known to Seller at the Closing Date as one whom Seller intends to solicit in connection with the Business; and

during the Term, Seller shall not, directly or indirectly, solicit or seek to hire or offer employment to any employee of Seller whose employment is continued by Buyer after the Closing Date or any employee of any successor or affiliate of Buyer which is engaged in the business of manufacturing, distributing, selling, leasing, licensing and providing on-site wireless paging product types and services currently provided by Seller, unless the employment of such employee is terminated or Buyer gives its written consent to such employment or offer of employment; provided, however, that this Section 4(b) shall not restrict or prohibit Seller from engaging in general solicitations of employment not specifically targeted or designed to solicit employees of Buyer.

5. Severabilitv of Provisions. In the event that the provisions of Section 3 or Section 4 should ever be adjudicated by a court of competent jurisdiction to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to (a) each of the separate cities, counties and states of the United States in which any of Seller or its successors now transacts any business, (b) each business now conducted by any of Seller or its successors and (c) Seller and its successors separately.

6. Injunctive Relief. Seller acknowledges that (a) the provisions of Section 3 and Section 4 are reasonable and necessary to protect the legitimate interests of Buyer and (b) any violation of Section 3 or Section 4 will result in irreparable injury to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Buyer for such a violation. Accordingly, Seller agrees that if Seller violates the provisions of Section 3 or Section 4, in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

7. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if given in the manner and to the addresses set forth in Section 11.4 of the Purchase Agreement.

8. Entire Agreement; Amendments and Waivers. This Agreement and the Purchase Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

9. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties except that Buyer may, without such consent, assign all such rights and obligations to a wholly- owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor-in-interest to Buyer which shall assume all obligations and liabilities of Buyer hereunder.

10. Attorneys’ Fees and Arbitration. In the event either party shall fail to perform any of its obligations under this Agreement, each party hereby agrees that all reasonable expenses, including reasonable attorneys’ fees, which may be incurred by the prevailing party in enforcing this Agreement shall be paid by the other party. Any dispute concerning this Agreement shall be resolved in accordance with the provisions of Section 11.15 of the Purchase Agreement.

11. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Georgia.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

NTN WIRELESS COMMUNICATIONS, INC.	HME WIRELESS, INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT G

SHAREHOLDER COVENANT NOT TO COMPETE

This Covenant Not to Compete (“Agreement”“), dated as of                          , 2007, is executed and delivered by NTN Buzztime, Inc., an individual (“Shareholder”‘), to HME Wireless, Inc., a Georgia corporation (“Buyer”), and is made contemporaneously with the purchase by Buyer of certain assets (the “Purchased Assets”) of NTN Wireless Communications, Inc., a Delaware corporation (“Seller”).

RECITALS

A. Seller is engaged in the business of manufacturing, distributing, selling, leasing, licensing and providing on-site wireless paging product types and services currently provided by Seller (the “Business”).

B. Concurrently with the execution and delivery hereof, Buyer is acquiring the Purchased Assets pursuant to an Asset Purchase Agreement, dated as of                          , 2007 (the “Purchase Agreement”), by and among Buyer, Seller and Shareholder.

C. Shareholder is the owner of all of the issued and outstanding stock of Seller.

D. Shareholder acknowledges and agrees that it has technical expertise associated with the Business and is well known within the industry of providing products and services relating to the Business. In addition, Shareholder has valuable business contacts with clients and potential clients of the Business and with professionals in the industry relating to the Business. Furthermore, Seller’s and Shareholder’s reputation and goodwill are an integral part of Seller’s business success throughout the areas where it conducts the Business. If Shareholder deprives Buyer of any of Seller’s goodwill or in any manner uses Seller’s or Shareholder’s reputation and goodwill in competition with Buyer, Buyer will be deprived of the benefits it has bargained for pursuant to this Agreement and the Purchase Agreement. Since Shareholder has the ability to compete with Buyer in the operation of the Business, Buyer therefore desires that Shareholder enter into this Agreement. But for Shareholder’s entry into this Agreement, Buyer would not have entered into the Purchase Agreement with Seller and Shareholder. Shareholder, in exchange for the consideration to be paid under the Purchase Agreement and as set forth below, is willing to enter into this Agreement.

AGREEMENT

NOW THEREFORE, as a material inducement to Buyer to acquire the Purchased Assets and to assume certain liabilities of Seller in accordance with the terms and conditions of the Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

2. Term and Consideration. The term of this Agreement shall commence on the Closing Date and shall expire on the fifth anniversary of the Closing Date (the “Term”). No additional consideration will be paid to Shareholder pursuant to this Agreement.

3. Covenant Not To Compete. Unless acting in accordance with Buyer’s prior written consent, Shareholder shall not, and shall not permit or cause NTN Communications, Inc., Buzztime Entertainment, Inc. or NTN Software Solutions, Inc. (“NTN Software”) or any other affiliate of Shareholder (each, an “Affiliate”) to directly or indirectly, own, manage, join, operate, finance or control, or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, or permit its name to be used by or in connection with, any profit or non-profit business or organization that engages in the business of manufacturing, distributing, selling, leasing, licensing and providing on-site wireless paging product types and services currently provided by Seller in any state or country in which Seller has conducted the Business; provided, however, that while NTN Software is owned by Shareholder, NTN Software may continue to integrate its product with products of competitors of the Business or the Buyer; provided, further, however that NTN Software shall not enter into any distribution or sales agreement with direct competitors of the Business or Buyer, namely JTECH and Long Range Systems. The provisions of this Agreement shall not apply to NTN Software at such time as Shareholder ceases to be a Shareholder of NTN Software.

4. No Solicitation of Customers or Employees. Shareholder agrees that:

during the Term, Shareholder shall not, and shall not permit or cause any Affiliate to, directly or indirectly, call on or solicit or divert or take away from Buyer (including, without limitation, by divulging to any competitor or potential competitor of Buyer) any person, firm, corporation or other entity who is or which at the Closing Date was a customer of Seller with respect to the Business or whose identity is known to Seller or Shareholder at the Closing Date as one whom Seller intends to solicit in connection with the Business; and

during the Term, Shareholder shall not, and shall not permit or cause any Affiliate to, directly or indirectly, solicit or seek to hire or offer employment to any employee of Seller whose employment is continued by Buyer after the Closing Date or any employee of any successor or affiliate of Buyer which is engaged in the business of manufacturing, distributing, selling, leasing, licensing and providing on-site wireless paging product types and services currently provided by Seller, unless the employment of such employee is terminated or Buyer gives its written consent to such employment or offer of employment; provided, however, that this Section 4(b) shall not restrict or prohibit Seller from engaging in general solicitations of employment not specifically targeted or designed to solicit employees of Buyer.

5. Severability of Provisions. In the event that the provisions of Section 3 or Section 4 should ever be adjudicated by a court of competent jurisdiction to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to (a) each of the separate cities, counties and states of the United States, in which any of Seller or its successors now transacts any business, (b) each business now conducted by any of Seller or its successors and (c) Seller and its successors separately.

6. Injunctive Relief. Shareholder acknowledges that (a) the provisions of Section 3 and Section 4 are reasonable and necessary to protect the legitimate interests of Buyer and (b) any violation of Section 3 or Section 4 will result in irreparable injury to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Buyer for such a violation. Accordingly, Shareholder agrees that if Shareholder violates the provisions of Section 3 or Section 4, in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

7. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if given in the manner and to the addresses set forth in Section 11.4 of the Purchase Agreement.

8. Entire Agreement; Amendments and Waivers. This Agreement and the Purchase Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

9. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties except that Buyer may, without such consent, assign all such rights and obligations to a wholly- owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor-in-interest to Buyer which shall assume all obligations and liabilities of Buyer hereunder.

10. Attorneys’ Fees and Arbitration. In the event either party shall fail to perform any of its obligations under this Agreement, each party hereby agrees that all reasonable expenses, including reasonable attorneys’ fees, which may be incurred by the prevailing party in enforcing this Agreement shall be paid by the other party. Any dispute concerning this Agreement shall be resolved in accordance with the provisions of Section 11.15 of the Purchase Agreement.

11. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Georgia.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

HME WIRELESS, INC.

By:
Name:
Title:

NTN BUZZTIME, INC.

By:
Name:
Title:

SCHEDULE 2.4(b)

ALLOCATION OF PURCHASE PRICE

Accounts receivable

Inventory

Furniture, fixtures and equipment

Leasehold improvements

Patents, trademarks and intellectual property

Good will

To be agreed upon based on Closing Balance Sheet.